Exhibit 10.57

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of May 11, 2011, by and between WebMediaBrands Inc., a Delaware corporation (“WMB”), and Justin L. Smith, a resident of the State of California (“Smith”).

WITNESSETH:

WHEREAS, Smith is the founder of and majority stockholder in Inside Network, Inc., a California corporation (“INI”); and

WHEREAS, WMB and the holders of INI’s outstanding equity securities have entered into a Stock Purchase Agreement, dated as of May 11, 2011 (the “Definitive Agreement”), whereby WMB will be acquiring all of the outstanding securities of INI (the “Transaction”); and

WHEREAS, following the Transaction, INI will become a wholly owned subsidiary of WMB; and

WHEREAS, one of the material terms of the Definitive Agreement provides for Smith’s execution of this Agreement at the closing of the Transaction in order to protect the goodwill of INI being purchased by WMB; and

WHEREAS, Smith’s agreement to the restrictive covenants contained in this Agreement is a material inducement to WMB to enter into the Transaction;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the consideration provided to Smith in connection with the Transaction, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1.   EMPLOYMENT. WMB hereby agrees to employ Smith, and Smith hereby agrees to accept such employment pursuant to the terms of this Agreement. The commencement of Smith’s employment shall be effective as of the Closing (as defined in the Definitive Agreement) (the “Commencement Date”). Smith is hereby assigned to the position of WMB’s Vice President, Social Media, reporting to WMB’s Chief Executive Officer, effective as of the Commencement Date.

2.   DUTIES; EXCLUSIVE SERVICE. While employed by WMB, Smith shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Chief Executive Officer of WMB. Smith agrees to perform all duties assigned to him by WMB diligently and to the best of his ability. Smith further agrees to devote all of his working time and attention to the performance of his duties and responsibilities on behalf of WMB and in furtherance of its best interests. Smith agrees to comply with all WMB policies, standards and regulations now existing or hereafter promulgated. While employed by WMB, Smith shall not engage in other business ventures or employment without the prior written approval of WMB’s Chief Executive Officer. Smith agrees to immediately resign from any consultancy, board or other position with any person or entity that engages in any business that competes with or represents a conflict with the business of WMB as determined in the sole discretion of WMB’s Chief Executive Officer.

3.   COMPENSATION. Smith’s compensation shall be paid as follows:

(a)           Base Salary. During the Term of this Agreement, Smith shall receive as compensation a base salary at an annual rate of $130,000, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Smith (the “Base Salary”). The Base Salary shall be payable in accordance with WMB’s regular payroll practices and procedures.

(b)           Business Expenses. WMB will pay all reasonable expenses incurred by Smith directly related to the business of WMB, provided Smith complies with WMB’s policies and procedures for reimbursement or advance of business expenses established by WMB.

(c)           Benefits. While employed by WMB, Smith shall receive such other standard benefits as are provided generally from time to time to all other similarly situated employees of WMB. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by WMB without Smith’s consent.

4.   TERM AND TERMINATION.

(a)           Term. The term of this Agreement shall commence on the Commencement Date and shall continue until the second anniversary of the Commencement Date (the “Term”). Following the expiration of the Term, Smith’s employment with WMB shall continue on an at-will basis unless otherwise agreed in writing by the parties.

(b)           Termination by WMB for Cause. During the Term, WMB shall have the right to terminate this Agreement for Cause (as defined below) at any time by giving Smith written notice of such termination. As used herein, “Cause” shall mean and include: (i) any material act of dishonesty, theft, fraud or embezzlement committed by Smith in connection with Smith’s responsibilities as an employee or director of WMB; (ii) failure, refusal or neglect by Smith to perform in any material respect his duties or responsibilities under this Agreement; (iii) misappropriation by Smith of any of the assets or business opportunities of WMB; (iv) Smith’s conviction of, or plea of no contest to, a felony or other crime involving moral turpitude; (v) Smith’s gross misconduct in connection with Smith’s responsibilities as an employee that causes or may cause material harm to WMB; or (vi) Smith’s continued substantial and material violation of this Agreement; provided, however, if, in WMB’s discretion and judgment, the circumstance(s) creating grounds for a “for Cause” termination can be cured, Smith shall receive a written demand for the cure of such circumstance(s) from WMB that specifically sets forth the factual basis for WMB’s belief that Smith is subject to a “for Cause” termination, and Smith will have an opportunity to cure such violation(s) within a period ten (10) days from receipt of such written demand.

(c)           Termination by Smith. During the Term, upon sixty (60) days written notice delivered by Smith to WMB, Smith may voluntarily choose to terminate his employment with WMB.

(d)           Termination by WMB Without Cause. During the Term, upon sixty (60) days written notice delivered by WMB to Smith, WMB may terminate this Agreement for any reason and without Cause.

(e)           Termination for Good Reason. During the Term, Smith may terminate this Agreement for Good Reason (as defined below), provided that Smith has provided WMB with written notice of such intention to terminate and specifying the reason for such termination within thirty (30) days of an event qualifying as Good Reason (as defined below). WMB shall then have thirty (30) days from receipt of any such written notice from Smith to cure Smith’s grievances. If WMB has not cured Smith’s grievances in that time period, Smith must terminate this Agreement within thirty (30) days thereafter. As used herein, “Good Reason” shall mean the occurrence of any of the following events or conditions: (i) a material adverse change in, or the assignment to Smith of any duties or responsibilities which are inconsistent with, Smith’s status, title, position or responsibilities with WMB; (ii) a reduction in Smith’s salary and/or benefits, except to the extent such reduction is comparable to percentage reductions in salary and/or benefits of all other employees of WMB, or any failure to pay Smith any compensation or benefits to which Smith is entitled within five (5) days of the date due; (iii) WMB relocates Smith’s workplace more than thirty (30) miles from Smith’s current workplace; or (iv) any material breach by WMB of any provision of this Agreement.

(f)   Termination Due to Death or Disability. During the Term, this Agreement and Smith’s employment hereunder shall be deemed terminated automatically immediately upon Smith’s death or Disability (as defined below). As used herein, “Disability” shall mean Smith’s inability to perform the essential functions of his job, with or without a reasonable accommodation, for a period of ninety (90) days within any twelve (12) month period.

5.           Termination Payments.

(a)           No Payments. In the event of any termination of this Agreement during the Term by WMB for Cause pursuant to Section 4(b) or voluntarily by Smith pursuant to Section 4(c) or due to Smith’s death or Disability pursuant to Section 4(f), WMB shall have no further payment obligations to Smith hereunder, except for wages and benefits accrued through the date of termination and/or as required by applicable law. Following the expiration of the Term, Smith’s employment, if continued, shall be “at will,” and WMB will have no payment obligations to Smith upon the termination of Smith’s employment for any reason by either party, except for wages and benefits accrued through the date of termination and/or as required by applicable law.

(b)           Continued Payments. If, during the Term, this Agreement is terminated by WMB without “Cause” pursuant to Section 4(d) or by Smith for “Good Reason” pursuant to Section 4(e), then, provided that (i) within 55 days of termination of employment Smith executes and does not revoke a general release of any employment-related claims against WMB, in a form acceptable to WMB and (ii) Smith does not violate any provision of this Agreement (including Section 6) for the period remaining in the Term, WMB shall pay to Smith as severance, in addition to all wages and benefits accrued through the date of termination and/or as required by applicable law, Smith’s annual Base Salary for the period remaining in the Term. All payments hereunder shall be minus customary and applicable withholdings and payable in accordance with WMB’s customary payroll practices.

6.           RESTRICTIVE COVENANTS. In exchange for the consideration provided to Smith in connection with the Transaction, as well as other consideration described herein, while employed by WMB (except as authorized in the course of performing duties on behalf of WMB), and for three (3) years after the termination of Smith’s employment with WMB by either party for any reason whatsoever, Smith agrees not to:

(a)           engage in, manage, operate, control, supervise, have an ownership or financial interest (other than as a shareholder of less than 5% of the outstanding shares of a publicly traded company), or participate in the management, operation, control or supervision of, any business or entity engaged in the Restricted Business (as defined below) in the Protected Territory (as defined below);

(b)           be employed or engaged by any business or entity engaged in the Restricted Business in or targeting the Protected Territory in a position where Smith has substantially the same title, authority and/or duties or work as Smith had while employed by WMB pursuant to this Agreement or otherwise;

(c)           be employed or engaged by any business or entity engaged in the Restricted Business in or targeting the Protected Territory in a position where Smith or his employer could benefit from the use or disclosure of WMB’s Confidential Information (as defined below);

(d)           directly or indirectly call on or otherwise contact customers with whom Smith had any business contacts on behalf of WMB during the twelve (12) months prior to termination for the purpose of selling products or services to such customers that are competitive with those provided by WMB;

(e)           directly or indirectly contact, solicit, interfere with or attempt to entice in any form, fashion or manner any employee or consultant of WMB: (i) for the purpose of inducing that employee or consultant to work with or for Smith (or with a person or business entity with which Smith is affiliated); or (ii) to terminate his, her or its employment or engagement with WMB; and/or

(f)           directly or indirectly contact, solicit, interfere with or attempt to entice in any form, fashion or manner any vendor of WMB: (i) for the purpose of inducing that vendor to work with or for Smith (or with a person or business entity with which Smith is affiliated); or (ii) to terminate his, her or its vendor relationship with WMB.

Smith further agrees that for three (3) years after termination of employment by either party for any reason whatsoever, Smith will provide written notice to WMB of the name and address of any other employer with whom Smith commences employment as soon as reasonably practical, and in no case later than five (5) business days after commencement of such employment.

For purposes of this Agreement, the “Restricted Business” is defined as any company or business entity that provides the development, publishing, marketing, distribution, creation, licensing or sale of any business, product, service or venture that is substantially similar to the principal products, services, content or focus of INI’s business, and specifically including:

(i)    operating or promoting any Internet web sites substantially similar to, in form or content, the web sites located at the uniform resource locators:

insidenetwork.com
insidefacebook.com
insidevirtualgoods.com
insidemobileapps.com
insidesocialgames.com
appdata.com; and
insidesocialapps.com.

(ii)    operating or promoting any Internet web sites substantially similar to, in form or content, the web sites located at the uniform resource locators: allfacebook.com, socialtimes.com, alltwitter.com and allfacebookstats.com; and

(iii)   writing any articles, blog posts or content, or operating or promoting any Internet web site or blog, or other paper or electronic product or service that is similar to, or has any content or features similar to, or is likely to compete or interfere with, or injure the value or prospects of INI’s social media business, which, for the avoidance of doubt shall include any Web site/blog primarily about social media, Facebook, social games, virtual goods or mobile applications (apps) or as a regular feature on any Web site or blog; and

(iv)   operating, organizing or promoting events, conferences, tradeshows, webinars or education on Facebook, social media or applications (apps), including, without limitation, any event similar to the Inside Social Apps, “FMB 2009” or Facebook Marketing Breakfast Series events held by INI; and

(v)    operating, writing, conducting or promoting any research or statistics product or service related to Facebook or applications (apps).

For purposes of this Agreement, the “Protected Territory” is defined as (i) the United States; (ii) Europe; (iii) China; (iv) Japan; (v) Singapore; (vi) Brazil; (vii) India; (viii) Australia; (ix) Canada; (x) the United Kingdom; and (xi) Russia.

7.           NONDISCLOSURE. Smith will not at any time, whether during or after the termination of his employment for whatever reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of WMB or of any third party that WMB is under an obligation to keep confidential (the “Confidential Information”), except as may be required in the ordinary course of performing his duties as an employee of WMB. For purposes of this Agreement, Confidential Information shall include but is not limited to WMB’s trade secrets or other information respecting inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes, sensitive strategic or financial information, works of authorship, customer lists, prospect lists, customer pricing and order data, marketing plans, projects, plans, proposals, or other technical information. Smith shall keep secret all Confidential Information and/or other matters entrusted to him and shall not use or attempt to use any such Confidential Information in any manner that is reasonably likely to injure or cause loss to WMB. The foregoing shall not apply to any information that (a) is in the public domain, (b) was already known to Smith prior to his initial employment by INI, (c) is disclosed to Smith by a third party under no obligation of confidentiality to WMB, or (d) that Smith is required to disclose pursuant to a valid order of a court or other governmental body, provided that Smith first notifies WMB of the existence and terms of such order, gives WMB a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and only discloses that information actually required to be disclosed pursuant to such order.

8.           ASSIGNMENT OF DEVELOPMENTS. If at any time or times during Smith’s employment, Smith shall (either alone or with others) make, conceive, discover or reduce to practice any idea, concept, invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that relates to the business of WMB or any of the products or services being developed, manufactured or sold by WMB, such Developments and the benefits thereof shall immediately become the sole and absolute property of WMB and its assigns, and Smith shall promptly disclose to WMB each such Development and hereby assigns any rights Smith may have or acquire in the Developments and benefits and/or rights resulting therefrom to WMB and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto to WMB.

Upon the request of WMB, Smith will execute and deliver all documents and do other acts which are or may be necessary to document such transfer or to enable WMB to file and prosecute applications for and to acquire, maintain, extend and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such developments. In the event WMB is unable for any reason, after reasonable effort, to secure Smith’s signature on any document needed in connection with the actions specified in this Section 8, Smith hereby irrevocably designates and appoints WMB and its duly authorized officers and agents as Smith’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Smith’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of such section with the same legal force and effect as if executed by Smith. Smith hereby waives and quitclaims to WMB any and all claims, of any nature whatsoever, which Smith now or may hereafter have for infringement of any Development assigned hereunder to WMB.

Smith represents that the Developments, if any, identified on Exhibit A hereto comprise all the unpatented and uncopyrighted Developments that Smith has made or conceived prior to Smith’s employment by WMB, which Developments are excluded from this Agreement. Smith understands that it is necessary only to list the title and purpose of such Developments but not details thereof.

9.           ENFORCEMENT. Smith acknowledges and agrees that the provisions of Sections 6, 7 and 8 (hereinafter, the “Covenants”) hereof are exchanged for valid consideration and are reasonably necessary to the protection of WMB’s business, that a violation of any of the Covenants of this Agreement would result in immediate and irreparable harm to WMB and that WMB’s remedies at law and/or the award of monetary damages would be inadequate relief for such a violation. Therefore, Smith’s violation or threatened violation of any of the Covenants will give WMB the right to enforce the Covenants through specific performance, temporary restraining order, preliminary or permanent injunction, and other equitable relief. These remedies will be cumulative and in addition to any other remedies that WMB may have.

10.           SURVIVAL OF COVENANTS. The provisions set forth in the Covenants hereof shall survive the termination of this Agreement and any period of applicability stated therein shall be extended to the extent of any period of time during which the Smith is in violation thereof.

11.           RETURN OF WMB PROPERTY. Upon the termination of Smith’s employment with WMB for any reason, Smith shall return to WMB all personal property belonging to WMB (“WMB Property”) that is in Smith’s possession or control as of the date of such termination of employment, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such WMB Property contains Confidential Information. Such WMB Property shall be returned in the same condition as when provided to Smith, reasonable wear and tear excepted.

12.           SMITH’S REPRESENTATIONS.

(a)           Smith represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Smith in confidence or in trust prior to Smith’s employment by WMB. Smith represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

(b)           Smith understands as part of the consideration for this Agreement and for Smith’s employment or continued employment by WMB, that Smith has not brought and will not bring with Smith to WMB, or use in the performance of Smith’s duties and responsibilities for WMB or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Smith has obtained written authorization from the former employer or other owner for their possession and use and has provided WMB with a copy thereof.

(c)           Smith understands that during his employment for WMB he is not to breach any obligation of confidentiality that Smith has to a former employer or any other person or entity and agrees to comply with such understanding.

13.           SECTION 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean “separation from service” (within the meaning of Section 409A).

15.           SEVERABILITY. Smith hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

16.           NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Smith, to his address last shown on WMB’s records, and in the case of WMB, to its principal office in the State of Connecticut.

17.           WAIVER. Any waiver by WMB or Smith of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

18.           AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “WMB” shall also include any of WMB’s subsidiaries, subdivisions or affiliates. Neither of WMB nor Smith may assign any of its or his rights or delegate any of its or his duties under this Agreement; provided, that WMB may assign its rights or delegate its duties hereunder to its affiliates. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns.

19.           ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the parties hereto.

20.           GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to that body of law known as choice of law, and any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in San Francisco County, California.

21.           COUNTERPARTS.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the day and year first above written.

WebMediaBrands Inc.

By:	/s/ Alan Meckler
Name: Alan Meckler
Title: CEO

EMPLOYEE

/s/ Justin L. Smith
Justin L. Smith